Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Select Comfort Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-70493, No. 333-79157, No. 333-74876, No.  333-80755, No. 333-84329, No. 333-85914 and No. 333-118329) of Select Comfort Corporation and subsidiaries of our reports dated March 14, 2006, with respect to: (a) the consolidated balance sheets of Select Comfort Corporation as of December 31, 2005 and January 1, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule; and (b) management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005; which reports appear in the December 31, 2005 annual report on Form 10-K of Select Comfort Corporation.

Minneapolis, Minnesota
March 14, 2006